EXHIBIT 4.2

SECOND SUPPLEMENTAL INDENTURE, dated as of March [    ], 2008, (“Second Supplemental Indenture”) between Nanogen, Inc., a corporation duly organized and existing under the laws of the State of Delaware, as Issuer (the “Company”), having its principal office at 10398 Pacific Center Court, San Diego, California 92121, and The Bank of New York Trust Company, N.A., a national banking association, as Trustee (in such capacity, the “Trustee”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the First Supplemental Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered that certain Indenture, dated as of August 27, 2007 (the “Initial Indenture”) to provide for the issuance from time to time of securities as provided in the Initial Indenture.

The Company and Trustee executed and delivered that certain First Supplemental Indenture dated August 27, 2008 (the “First Supplemental Indenture” together with the Initial Indenture as modified by the First Supplemental Indenture, the “Indenture”) in connection with the issuance of the Company’s 6.25% Senior Convertible Notes Due 2010 (each a “Security” and collectively, the “Securities”). The Securities are the first series of securities authorized under the Initial Indenture.

In accordance with Section 9.02 of the Indenture, the Company, the Trustee and each Holder wish to enter into this Second Supplemental Indenture to further modify the Indenture.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH, that, for and in consideration of the premises, the Company agrees with the Trustee as follows:

ARTICLE I

AMENDMENTS OF INDENTURE

Section 1.01 Amendment to Section 1.01. Subject to Section 2.04 hereof, the definition of “Existing Indebtedness” “Permitted Indebtedness” and “Permitted Lien” in Section 1.01 of the First Supplemental Indenture are hereby amended and restated in their entirety as follows:

“Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (i) pursuant to that certain General Conditions for Future Factoring Operations, dated December 12, 2006, executed by Nanogen Advanced in favor of GE Capital Finance S.p.A, not to exceed Four Million Euros (€4,000,000) at any one time outstanding; (ii) pursuant to that certain Royalty Interest Assignment Agreement dated September 29, 2006 between the Company, Epoch Biosciences, Inc. (“Epoch”) and Drug Royalty Trust 9, that certain Supplemental Royalty Interest Assignment Agreement entered into between the Company, Epoch and Drug Royalty LP1 in the form provided to the Collateral Agent and that certain Royalty Interest Assignment Agreement between Epoch, as assignor, and Drug Royalty LP2, as assignee, in the form provided to the Collateral Agent, pursuant to which Epoch sold certain of its rights to receive royalty payments and related reports under the Second Amended and Restated Collaboration, License and Supply Agreement, dated as of August 17, 2000, as amended by the First Side Agreement dated October 31, 2001, the Amendment No. 1 to the Second Amended and Restated Collaboration, License and Supply Agreement dated July 26, 2002 and Amendment No. 2 to the Second Amended and Restated Collaboration, License and Supply Agreement dated as of December 31, 2005, with Applera Corporation, for an aggregate principal amount of such Indebtedness not to exceed $30 million at any one time outstanding; (iii) Indebtedness pursuant to those certain non recourse sales of receivables by Nanogen Advanced sponsored by regional governments in Italy in an aggregate principal amount not to exceed One Million Euros (€1,000,000) at any one time outstanding, and (iv) the Senior Secured Convertible Notes.

“Permitted Indebtedness” means (i) Existing Indebtedness; (ii) other Indebtedness approved in writing by the Required Holders; (iii) Permitted Subordinated Indebtedness; (iv) the Securities pursuant to this Indenture and other Transaction Documents; (v) Indebtedness to finance the purchase price of personal property (“Capital Lease Product Indebtedness”), provided that such Indebtedness does not exceed the lesser of the cost or fair market value of such property financed with such Indebtedness and does not exceed $1,250,000 in the aggregate outstanding at any time; (vi) Indebtedness of the Company to any Subsidiary of the Company and Indebtedness of any Subsidiary of the Company to the Company or any other such Subsidiary; (vii) Indebtedness in respect of taxes and other governmental charges incurred in the ordinary course of business and which are not due or are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP; (viii) Indebtedness resulting from the endorsement of negotiable instruments in the ordinary course of business; (ix) Indebtedness in respect of hedging arrangements entered in the ordinary course of business designed to manage interest rates or interest rate risk or to protect against fluctuations in currency exchange rates, and not for purposes of speculations; (x) the Letters of Credit and other letters of credit, and reimbursement obligations in respect thereof, in support of trade debt or statutory obligations and lease or similar obligations incurred in the ordinary course of business; (xi) Indebtedness incurred in the ordinary course of business of the Company and its Subsidiaries, in respect of performance bonds, bid bonds, appeal bonds, completion bonds, surety bonds, completion guarantees, security deposits and similar obligations; (xii) Indebtedness in respect of tenant improvements, tenant inducements or other payments by landlords in respect of improvements or alterations to property leased by the Company or its Subsidiaries outstanding as of March 13, 2008; (xiii) Indebtedness of a Person that becomes a Subsidiary, which Indebtedness existed at the time such Person became a Subsidiary and was not incurred in contemplation of such Person becoming a Subsidiary; and (xiv) extensions, refinancing and renewals of Indebtedness described in clause (i), (iii) and (iv) of the definition of Existing Indebtedness, provided that (a) any such refinancing is in an aggregate principal amount not greater than the aggregate principal amount of the Existing Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (b) such refinancing has a later or equal final maturity and longer or equal weighted average life than the Existing Indebtedness being renewed or refinanced, and (c) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Holders than those contained in the Existing Indebtedness being renewed or refinanced.

“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens in respect of security deposits provided in the ordinary course of business and consistent with past practices; (v) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 5.01(a)(viii), and (x) Liens securing Existing Indebtedness and reimbursement obligations in respect of Permitted Indebtedness described in subparagraphs (x) and (xi) of the Permitted Indebtedness definition.

Section 1.02 Additional Definitions. Subject to Section 2.04 hereof, the following definitions are added to Section 1.01 of the First Supplemental Indenture in their respective alphabetical order as follows:

“Amendment and Exchange Agreements” means those certain Amendment and Exchange Agreements dated as of March 13, 2008 by and among the Company and each of the initial holders of those certain Senior Secured Convertible Notes issued in exchange for certain portions of the Securities.

“Collateral Agent” means the Collateral Agent appointed pursuant to the Amendment and Exchange Agreements (and any successor thereto).

“Senior Secured Convertible Notes” means those certain Senior Secured Convertible Notes issued pursuant to the Amendment and Exchange Agreements.

Section 1.03 Amendment to Section 5.01. Subject to Section 2.04 hereof, Section 5.01(a)(ix) is amended and restated in its entirety to read as follows:

(ix) the Company breaches any covenant or other term or condition or any material representation or warranty of any Transaction Document, except, in the case of a breach of a covenant or other term or condition which is curable, and provided that the Company delivers prompt notice of such breach to the Holder, only if such breach continues for a period of at least ten (10) consecutive Business Days;

Section 1.04 Amendment to Section 10.13. Subject to Section 2.04 hereof, Section 10.13 is amended and restated in its entirety to read as follows:

Section 10.13 Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Security, the Other Securities and the Senior Secured Convertible Notes), whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness, if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing; provided that notwithstanding the foregoing, no principal (or any portion thereof) of any Subordinated Indebtedness may be paid (whether upon maturity, redemption, acceleration or otherwise) so long as this Note is outstanding.

ARTICLE II

MISCELLANEOUS PROVISIONS; GOVERNING LAW; ACCEPTANCE BY TRUSTEE

Section 2.01 Instruments to be Read Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Second Supplemental Indenture shall henceforth be read together.

Section 2.02 Confirmation. The Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

Section 2.03 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.04 Effectiveness. The provisions of this Second Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 9.02 of the Indenture.

Section 2.05 Governing Law. This Second Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

Section 2.06 Acceptance by Trustee. The Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity of this Second Supplemental Indenture or the proper authorization or the due execution hereof by the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

NANOGEN, INC.

By:
Name:
Title:

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:
Name:
Title: